Exhibit 23.6

                        CONSENT OF VOLPE, WELTY & COMPANY


We hereby consent to inclusion of our opinion as Appendix C to the Proxy Statement/Prospectus of InStent Inc. and Registration on Form S-4 of Medtronic, Inc., and further consent to reference therein to such opinion under the headings "The Merger--Opinions of InStent's Financial Advisors" and "Summary" and in the InStent letter to shareholders regarding the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.



                             /s/ VOLPE, WELTY & COMPANY
                             VOLPE, WELTY & COMPANY

San Francisco, California
May 24, 1996